Exhibit 9

                         FS Equity Partners III, L.P.
                    FS Equity Partners International, L.P.
                   11100 Santa Monica Boulevard, Suite 1900
                        Los Angeles, California  90025
                                (310) 444-1822


                                    February 23, 2001

RCBA Strategic Partners, L.P.
909 Montgomery Street, Suite 400
San Francisco, California  94133
Attention:  Claus J. Moller

Dear Sirs or Madams:

          Reference is made to (i) the letter (the "Guarantee Letter") dated the date hereof from RCBA Strategic Partners, L.P. ("BLUM") to CB Richard Ellis Services, Inc., a Delaware corporation (the "Company"), and (ii) the Agreement and Plan of Merger (the "Agreement") dated as of the date hereof by and among the Company, BLUM CB Holding Corp., a Delaware corporation ("Holding"), and BLUM CB Corp., a Delaware corporation wholly owned by Holding ("Acquiror"). Capitalized terms in this letter shall have the meaning ascribed thereto in the Letter.

          In the event that (a) BLUM shall become obligated to make a payment to the Company as a result of any Obligation pursuant to the Letter and (b) the action that constituted the willful breach of the terms of the Agreement by Acquiror or Holding that resulted in such Obligation was mutually agreed to by BLUM, on the one hand, and the undersigned, on the other hand, prior to such action being taken, then FS Equity Partners III, L.P. ("FSEP III") agrees to contribute to BLUM 34.687836% of such payment and FS Equity Partners International, L.P. ("FSEP International") agrees to contribute to BLUM 1.312164% of such payment; provided that the maximum amount contributed by FSEP III pursuant to this letter shall be $3,468,783.60 and the maximum amount contributed by FSEP International pursuant to this letter shall be $131,216.40.

          Neither this letter nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this letter will be binding upon, inure to the benefit of and be enforceable only by the parties hereto and their respective permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void. This letter shall be governed by and construed in accordance with the law of the State of New York applicable to contracts and executed and to be performed entirely within such State.

                                   Sincerely,

                                   FS EQUITY PARTNERS III, L.P.

                                   By:  FS Capital Partners, L.P., its
                                        general partner

                                        By:  FS Holdings, Inc., its general
                                             partner

                                   By:
                                        -------------------------------
                                        Name:
                                        Title:

                                   FS EQUITY PARTNERS INTERNATIONAL, L.P.

                                   By:  FS&Co. International, L.P., its
                                        general partner

                                        By:  FS International Holdings
                                             Limited, its general partner

                                   By:
                                        ------------------------------
                                        Name:
                                        Title:

Agreed to and accepted as of the
date first set forth above:

RCBA STRATEGIC PARTNERS, L.P.

By:  RCBA GP, L.L.C., its general
     partner


By:
     -----------------------------
     Name:
     Title:







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